Exhibit 5.1
DENNIS  BROVARONE
ATTORNEY  AND  COUNSELOR  AT  LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826


February 16, 2001

Board of Directors
Nannaco, Inc.

         Re:  Registration Statement on Form SB-2

Gentlemen:

     You have requested my opinion as to the legality of the issuance by Nannaco, Inc., (the "Corporation") of 1,495,000 shares of Common Stock (the "Shares") being offered by the named Selling Securities Holders pursuant to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about February 20, 2001.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; and (6) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, legally issued, fully paid and non-assessable in compliance with the Texas Business Corporation Act.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     I consent to the use of this opinion as an Exhibit to the above referenced Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement.

Very truly yours,


/s/DENNIS BROVARONE
-------------------
   Dennis Brovarone



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